Exhibit 10.2

FABRINET USA, Inc.

3637 Fallon Road, Suite 428

Dublin, CA 94568

February 5, 2015

Toh-Seng Ng

18818 Bellgrove Circle

Saratoga , CA 95070

Dear TS,

This letter is intended to amend and restate your offer letter dated February 3, 2012. We previously extended an offer of employment to you, which you accepted, for the position of Executive Vice President and Chief Financial Officer of Fabrinet USA, Inc. (“FUSA” or “Fabrinet” or the “Company”), effective March 1, 2012. You will report to Mr. David T. Mitchell, Chief Executive Officer (CEO) of Fabrinet.

Your duties will generally consist of those associated with managing financial, taxes, treasury, investor relations, legal and Corporate HR of Fabrinet. You will devote substantially all of your business time and efforts to the performance of your duties and use your best efforts in such endeavors. Acceptance of this offer constitutes your representation that your execution of this agreement and performance of the requirements of this position will not be in violation of any other agreement to which you are a party, including but not limited to any current non-solicit agreements.

Your annual base salary will be $500,000 to be paid on a semi-monthly basis on or about the 15th and 30th of each month in accordance with FUSA’s payroll policy, subject to applicable U.S. tax withholdings. Your base salary will be subject to review and adjustment by the Company from time to time, in its sole discretion. Subject to the Board’s approval, you will be eligible to participate in Fabrinet’s Executive Incentive Plan, with a target bonus of Seventy percent (70%) of your base salary. Any target bonus, or portion thereof, will be paid as soon as practicable after the Compensation Committee of the Board of Directors determines that the target bonus (or relevant portion thereof) has been earned, but in no event shall any such target bonus be paid later than sixty (60) days following the end of the applicable target bonus performance period.

Additionally, you will be eligible to participate in FUSA’s Employee Benefits Plan, which includes two hundred forty (240) hours paid time off (PTO), health care (medical, dental & vision for you and your eligible dependents), 401(k), and Group Term Life. Reasonable business-related travel and other expenses will be reimbursable via monthly expense reporting pursuant to the Company’s policies and procedures, but in no event will any reimbursement occur later than the fifteenth (15) day of the third month following the later of (i) the close of the

Company’s fiscal year in which such expenses are incurred or (ii) the calendar year in which such expenses are incurred. You will be eligible to receive a car allowance of $1,000 per month, provided that you are an employee of FUSA on the date the car allowance is paid to you each month. The Company may modify or terminate its benefits programs and arrangements from time to time as necessary or appropriate. The Company has the right to withhold from any payments or benefits under this letter all applicable federal, state and local taxes required to be withheld and any other required payroll deductions.

Upon commencement of your employment, you were awarded a long-term incentive equity award with a compensation value of $100,000 of Restricted Share Units (“RSUs”) covering ordinary shares of Fabrinet, and an option to purchase ordinary shares of Fabrinet, split 50-50, per the terms of the Fabrinet 2010 Performance Incentive Plan (the “Plan”) and Fabrinet’s standard form of agreement under the Plan. RSUs granted under the Plan generally will vest over a four (4) year period as follows: 25% of the RSUs subject to the grant shall vest on the anniversary of the vesting commencement date for each of the next four (4) years. Options granted under the Plan will vest and become exercisable over a four (4) year period as follows: 25% vesting on the one (1) year anniversary of the option grant date and 1/48 of the options vesting each month of the following thirty-six (36) months. Vesting is conditioned upon your continued service to FUSA on each vesting date.

This offer is not considered a contract guaranteeing employment for any specific duration. Employment with FUSA is on an at-will basis. Thus you are free to terminate your employment for any reason at any time with or without prior notice. Similarly, FUSA may terminate the employment relationship with or without cause or notice. However, in the event your employment is terminated prior to the Transition Date (as defined below): 1) by FUSA without good cause, or 2) by you for good reason, you will (A) be eligible to receive a lump sum payment payable on the sixtieth (60) day following your termination date equal to the sum of (i) twelve (12) months of your then present base salary, and (ii) any earned but unpaid bonus as of the date of your termination of employment; (B) be eligible to receive a lump sum payment payable on the sixtieth (60) day following your termination date equal to two times your cost of COBRA coverage for twelve months under the FUSA health plans then in effect for you and your covered dependents; (C) become 100% vested immediately prior to your termination date in any outstanding stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted to you by FUSA, which have not previously fully vested; and (D) receive continued tax equalization benefits under FUSA’s expatriate policy, as in effect on the date of your termination, for the calendar year in which your termination date occurs, and the following calendar year, with such benefits being payable as soon as practicable following the year the compensation subject to the tax equalization payment relates was paid, and in no event later than the end of your second taxable year beginning after your taxable year in which your U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, your second taxable year beginning after the latest such taxable year in which your foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates.

In the event your employment is terminated by you on December 30, 2018 (the “Transition Date”) or within ten (10) calendar days after the Transition Date, you will be eligible to receive (1) a lump sum payment payable on the sixtieth (60) day following your termination date equal to the product of one month’s base salary multiplied by the total number of full and fractional years of your employment with FUSA as of your termination date, and (2) all of the payments and benefits described in subsections (B), (C) and (D) of the preceding paragraph (collectively, the “Retention Benefits”). In the event your employment is terminated prior to the Transition Date or more than ten (10) calendar days after the Transition Date, no Retention Benefits shall be due, owed, or paid to you. Prior to the Transition Date, you shall use your best efforts to recruit and train a successor so that a successor to your position assumes your position that is satisfactory to the Company’s board of directors upon or prior to the Transition Date.

In the event your employment is terminated on account of your death or disability prior to the Transition Date, you will become 100% vested immediately prior to your termination date in any outstanding stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted to you by FUSA, which have not previously fully vested.

Any payments or benefits due to you under the preceding three paragraphs shall be conditioned upon your execution of a general release of claims in such form as provided to you by FUSA within five (5) calendar days following your termination date that becomes irrevocable within 60 days of your termination date. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then such payments or benefits shall be made or commence upon the sixtieth (60) day following your termination date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of your offer letter had such payments commenced immediately upon your termination date, and any payments made thereafter shall continue as provided herein. The delayed payments or benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following your termination date.

In the event your employment is terminated for any reason, you shall be under no obligation to seek other employment and there shall be no offset against any amounts due to you under this offer letter on account of any remuneration attributable to any subsequent employment that you may obtain. Any amounts due under the preceding four paragraphs are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

Anything in this offer letter to the contrary notwithstanding, all payments required to be made by FUSA hereunder to you or your estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as FUSA may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, FUSA may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

For purposes of this offer letter, “good cause” means (i) an act of dishonesty made by you in connection with your responsibilities as an employee; (ii) your conviction of or plea of nolo contendere to a felony, or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) your gross misconduct; (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful breach of any obligations under any written agreement or covenant with the Company; or (vi) your continued failure to perform your employment duties after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such nonperformance to the Company’s satisfaction within thirty (30) days after receipt of such notice.

For purposes of this offer letter, “good reason” means the occurrence of any of the following events, without your consent: (i) a material diminution in your base compensation; (ii) a material diminution in your authority, duties, or responsibilities; (iii) a material change in the geographic location at which you must perform the services for the Company; or (iv) any other action or inaction that constitutes a material breach by the Company of any written agreement or covenant with the Company. Good reason shall not be deemed to exist unless your termination of employment for good reason occurs within two years following the initial existence of one of the conditions specified in clauses (i) through (iv) above, you provide the Company with written notice of the existence of such condition within 90 days after the initial existence of the condition, and the Company fails to remedy the condition within 30 days after its receipt of such notice.

Notwithstanding anything to the contrary in this offer letter, no Deferred Compensation Separation Benefits (as defined below) will be considered due or payable until you have incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (together, “Section 409A”).

In addition, if FUSA, Fabrinet (Cayman) or affiliates of either continues to be a public company with its securities listed on a stock exchange at the time of your termination of employment, and at the time of such termination it is determined that you are a “specified employee” within the meaning of Section 409A, the amounts payable to you, pursuant to this letter, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following your termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination of employment. Any amount paid under this letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this paragraph. In addition, any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the specified limit in Section 1.409A-1(b)(9)(iii)(A) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this paragraph. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. In no event will the Company reimburse you for any taxes that may be imposed on you under Section 409A or any other provision of the Code with respect to any payments or benefits you may receive from the Company under this letter or under any other agreement or arrangement. The parties to this letter agree to work together in good faith to consider amendments to this letter, if required, and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

During the term of your employment and for a one-year period immediately following the termination of your employment, you shall not, without FUSA’s prior written consent:

(i) solicit or encourage to leave the employment or other service of FUSA, Fabrinet (Cayman) or the affiliates of either, any employee or independent contractor thereof or hire (on behalf of yourself or any other person or entity) any employee or independent contractor who has left the employment or other service of FUSA, Fabrinet (Cayman) or the affiliates of either within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with FUSA, Fabrinet (Cayman) and the affiliates of either; or

(ii) whether for your own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with FUSA’s, Fabrinet (Cayman)’s or any of their affiliates’ relationship with, or endeavor to entice away from FUSA, Fabrinet (Cayman) or the affiliates of either, any person who during the term of your employment or the one-year period following the expiration of the term of your employment is or was a customer or client of FUSA, Fabrinet (Cayman) or the affiliates of either.

You were previously provided additional information about general employment conditions including Company policies, benefits programs, and completion of employment forms. To fulfill federal identification requirements, you will need to provide documentation to support your identity and eligibility to work in the United States. The types of acceptable documentation are listed on Form I-9 of the U.S. Citizenship and Immigration Services. Also, please be advised that it is the policy of FUSA to maintain a workplace that is free of drugs and alcohol.

Should you have questions or require additional information about any benefits, terms or conditions of your employment, please do not hesitate to contact our US Human Resources Director, Jennifer Predmore by phone at (215) 428-1797 or email at jennifer.predmore@fabrinet.com.

If you are in agreement with the provisions of this letter detailing the terms of your employment with FUSA, please indicate your acceptance by signing below.

We look forward to your continuing with our organization.

Sincerely,

/s/ Harpal Gill, President
Fabrinet USA, Inc.

I accept the offer of employment with FUSA under the terms described in this letter. I acknowledge that this letter is the complete agreement concerning my employment and supersedes all prior or concurrent agreements and representations and may not be modified in any way except in a writing executed by an authorized agent of FUSA.

/s/ Toh-Seng Ng
Toh-Seng Ng

2/8/2015
Date